                                                                      EXHIBIT 12

                            RHONE-POULENC RORER INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (UNAUDITED)

                                               YEAR ENDED DECEMBER 31,
                                         -----------------------------------
                                                        ACTUAL PROFORMA
                                         1993 1992 1991  1990    1990   1989
                                         ---- ---- ---- ------ -------- ----
                                               (IN MILLIONS EXCEPT RATIOS)
Income before income taxes and minority
 interest..............................  $594 $584 $486  $ 17    $232   $125
Add:
  Portion of rents representative of
   the interest factor.................    16    9    9     7       8      5
Interest on indebtedness...............    71  125  165   183     247     58
Amortization of capitalized interest...     6    3    2     2       2      2
                                         ---- ---- ----  ----    ----   ----
Income as adjusted.....................  $687 $721 $662  $209    $489   $190
                                         ==== ==== ====  ====    ====   ====
Interest on indebtedness...............  $ 71 $125 $165  $183    $247   $ 58
Capitalized interest...................     4   15   21     8       9      4
Portion of rents representative of the
 interest factor.......................    16    9    9     7       8      5
                                         ---- ---- ----  ----    ----   ----
Fixed charges..........................  $ 91 $149 $195  $198    $264   $ 67
Preferred dividends....................    16   14  --    --      --       2
                                         ---- ---- ----  ----    ----   ----
Fixed charges and preferred dividends..  $107 $163 $195  $198    $264   $ 69
                                         ==== ==== ====  ====    ====   ====
Ratio of earnings to fixed charges.....   7.5  4.8  3.4   1.1     1.9    2.8
                                         ==== ==== ====  ====    ====   ====
Ratio of earnings to fixed charges and
 preferred dividends...................   6.4  4.4  3.4   1.1     1.9    2.8
                                         ==== ==== ====  ====    ====   ====
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